Exhibit 99.1

Pulse Biosciences, Inc. Appoints Jon Skinner as Chief Financial Officer

Expanded executive team to support operational excellence and commercialization of the CellFX nanosecond PFA Platform

MIAMI, Florida, February 4, 2025 -- Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a company leveraging its novel and proprietary Nanosecond Pulsed Field Ablation™ (nanosecond PFA or nsPFA™) technology, today announced the appointment of Jon Skinner as Chief Financial Officer, effective February 3, 2025.

“I am excited to announce Jon as our next CFO, further building upon our momentum at Pulse Biosciences. His experience as a financial leader at both growth stage and scaled public diversified medtech companies will be extremely valuable in our efforts to advance our nanosecond PFA technology platform,” said Paul LaViolette, Pulse Biosciences Co-Chairman and CEO. “Jon will be a fantastic addition to our leadership team and we look forward to benefitting from his strategic and financial insights as we scale commercialization and our operations.”

Jon Skinner is an accomplished financial leader with experience across the healthcare sector. He most recently served as Vice President, FP&A and Investor Relations at Copeland, a private equity backed industrial company. Prior to this role, Mr. Skinner was Vice President, Finance and Corporate Development at Imperative Care, a venture backed medical technology company. There, he spearheaded M&A, strategy, partnerships, and sales operations along with providing financial and strategic support for all development stage business units. While at Imperative Care, he also served as the interim CFO of Kandu Health during its spin-out and fundraising process. Prior to his time at Imperative Care, Mr. Skinner served as Vice President, Finance – Interventional Urology at Teleflex (NYSE: TFX), a global medical technology company. There he led accounting, FP&A, customer service, and sales operations for the Interventional Urology Business Unit, following his role as Senior Director, Corporate Development, where he helped close 25 M&A transactions. Prior to Teleflex, Mr. Skinner spent time at Axalta Coating Systems (NYSE: AXTA) working on its carve-out and IPO and at Duff & Phelps (now Kroll) in the Valuation Advisory Group. Mr. Skinner holds a Bachelor of Science and a Master of Business Administration from The Ohio State University.

“I am thrilled to be joining Pulse Biosciences at this exciting point in the Company’s history. I believe nanosecond PFA will be a disruptive catalyst to advance the treatment of several disease states representing very large markets,” said Jon Skinner, Pulse Biosciences Chief Financial Officer. “I look forward to working alongside this talented and experienced management team and leveraging my experience to drive disciplined growth and operational excellence.”

Inducement Grants

In connection with his appointment, the Company granted Mr. Skinner options to purchase 300,000 shares of the Company’s common stock, in aggregate, at an exercise price equal to $20.93 per share, the closing price of the Company’s common stock on January 31, 2024, the last trading day preceding Mr. Skinner’s employment start date. These awards were approved by Pulse’s Board of Directors and granted under its 2017 Inducement Equity Incentive Plan, as amended to date, as an inducement material to Mr. Skinner entering into employment with Pulse, in accordance with Nasdaq Listing Rule 5635(c)(4). Subject to Mr. Skinner being continuously employed by the Company through each applicable vesting date, half of the option shares will vest over four years, with 37,500 shares subject to the options vesting on the first four anniversaries of Mr. Skinner’s employment start date, and half of the options shares will vest upon the achievement of product revenue and market capitalization milestones for the Company ranging from $2 billion to $5 billion. The Company is providing this information in accordance with Nasdaq Listing Rule 5635(c)(4).

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary CellFX® nsPFA™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent noncellular tissue. The Company is actively pursuing the development of its CellFX nsPFA technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers. Pulse Biosciences is now headquartered in Miami, Florida and maintains its office in Hayward, California.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Contacts:

Investors:

Pulse Biosciences, Inc.

Paul LaViolette, Co-Chairman and CEO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com